SHAREHOLDER SERVICE AGREEMENT
             With Respect to Excelsior Institutional Money Fund and
                  Excelsior Institutional Treasury Money Fund
                                       of
                         Excelsior Funds (the "Trust")



UST Distributors, Inc.
125 West 55th Street, 11th Floor
New York, New York 10019


Ladies and Gentlemen:

We wish to enter into this Shareholder Service Agreement (the "Agreement") with you concerning the provision of support services to your clients ("Clients") who may from time to time beneficially own shares of beneficial interest in Excelsior Institutional Money Fund and Excelsior Institutional Treasury Money Fund (the "Funds") and any other funds as may from time to time be agreed between the parties. The terms and conditions of this Agreement are as follows:

1. You agree to provide certain of the following support services to Clients who may from time to time beneficially own shares of the Funds: (i) aggregating and processing purchase and redemption requests for the Funds from Clients and placing net purchase and redemption orders with our distributor; (ii) providing Clients with a service that invests the assets of their accounts in the Funds pursuant to specific or pre-authorized instructions; (iii) processing dividend payments from us on behalf of Clients; (iv) providing information periodically to Clients showing their positions in the Funds; (v) arranging for bank wires;
(vi) responding to Client inquires relating to the services performed by you;
(vii) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend distribution and tax notices) to Clients; (viii) forwarding to Clients proxy statements and proxies containing any proposals regarding this Agreement or the Shareholder Services Plan related hereto; and (ix) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules or regulations.

2. You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide such services to Clients.

3. Neither you nor any of your officers, employees or agents are authorized to make any representations concerning Excelsior Funds except those contained in our then current prospectuses for such shares, copies of which will be supplied by


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us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

4. For all purposes of this Agreement you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of shares of the Funds by or on behalf of Clients. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this agreement.

5. In consideration of the services and facilities provided by you hereunder, we will pay to you and you will accept as full payment therefor, a fee at the annual rate of .05 of 1% of the average daily net asset values up to $500 million and .10 of 1% of the average daily net asset values from $500 million and above of the Funds beneficially owned by your Clients for whom you are the dealer of record or holder of record or with whom you have a servicing relationship (the "Clients Shares"), which fee will be computed daily and payable monthly. By your written acceptance of this Agreement, you agree to and do waive such portion of the fee payable under this Section 5 as is necessary to assure that the amount of such fee which is required to be accrued on any day with respect to your Clients does not exceed the income to be accrued to your Clients Shares on that day. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the Clients Shares will be computed in the manner specified in our registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of the Funds for purposes of purchases and redemptions. Further we may, in our discretion and without notice, suspend or withdraw the sale of the Funds, including the sale of such shares to you for the account of any Client or Clients.

6. Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Trustees, and our Trustees will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our desingees with such information as we or they may reasonable request (including, without limitation, periodic certifications confirming the provision to Clients of the service described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

7. We may enter into other similar Shareholder Service Agreements with any other person or persons without your consent.

8. This agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue automatically for successive annual periods, provided


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such continuance is specifically approved at least annually by us in the manner described in Section 11. This Agreement is terminable with respect to any Fund, without penalty, at any time by us (which termination may be by vote of a majority of our Disinterested Trustees as defined in Section 11) or by you upon notice to the other party hereto.

9. All notices and other communications to either you or us will be duly given if mailed, telegraphed, telexed or transmitted by similar telecommunications device to the appropriate address shown above, or to such other address as either party shall so provide the other.

10. This Agreement shall be construed in accordance with the internal laws of the State of New York without giving effect to principles of conflict of laws, and is non-assignable by the parties hereto.

11. This Agreement has been approved by vote of a majority of (i) our Board of Trustees and (ii) those Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940) of us and have no direct or indirect financial interest in the operation of the Shareholder Services Plan adopted by us regarding the provision of support services to the beneficial owners of Excelsior Funds or in any agreements related thereto ("Disinterested Trustees"), cast in person at a meeting called for the purpose of voting on such approval.

12(a). Indemnification of the Agent. Without limiting the rights of the Agent Indemnified Parties (as hereinafter defined) under applicable law, the Trust will indemnify and hold harmless UST Distributors, Inc. (the "Agent"), any person that directly or indirectly controls the Agent (within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, each as amended) and the Agents and their respective directors, officers and employees (collectively, the "Agent Indemnified Parties") from all losses, claims, damages, liabilities or expenses, joint or several, to which they or any of them become subject insofar as such losses, claims, damages liabilities or expenses (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement contained in the then-current Prospectus or Offering Memorandum, as applicable, Statement of Additional Information or Registration Statement, or any omission or alleged omission therefrom, or (b) any claim, demand, action or suit, both (x) arising in connection with actions or inactions by the Trust or any of its agents or contractors or the performance of the Agent's obligations hereunder and (y) not resulting from (i) the bad faith or gross negligence of the Agent, its officers, employees or agents, or
(ii) any breach of applicable law by the Agent, its officers, employees or agents. Notwithstanding anything herein to the contrary, the Trust will indemnify and hold the Agent harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim as a result of its acting in accordance with any written instructions reasonably believed by the Agent to have been executed by any person duly authorized by the Trust, excepting only the gross negligence or bad faith of the Agent.

In any case in which the Trust may be asked to indemnify or hold an Agent Indemnified Party harmless, the Trust shall be advised of all pertinent facts concerning the situation in question and the Agent Indemnified Party shall use reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Trust. The Trust shall have the option to defend the Agent


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Indemnified Party against any claim which may be the subject of indemnification hereunder. In the event that the Trust elects to defend against such claim, the defense shall be conducted by counsel chosen by the Trust and reasonably satisfactory to the Agent Indemnified Party. The Agent Indemnified Party may retain additional counsel at its expense. Except with the prior written consent of the Trust, the Agent Indemnified Party shall not confess any claim or make any compromise in any case in which the Trust will be asked to indemnify the Agent Indemnified Party. The Trust shall not, without the prior written consent of the Agent Indemnified Party, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the Agent Indemnified Party of an unconditional release from all liability in respect of such claim.

(b). Indemnification of the Trust. Without limiting the rights of the Trust under applicable law, the Agent will indemnify and hold the Trust, its officers, Trustees, employees and controlling persons harmless from all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) from any claim both (a) resulting from (i) the bad faith or gross negligence of the Agent, its officers, employees or agents, or (ii) any breach of applicable law by the Agent, its officers, employees or agents, and (b) not resulting from the Agent's actions in accordance with written instructions reasonably believed by the Agent to have been executed by any person duly authorized by the Trust, or in reliance upon the Prospectus or Offering Memorandum, as applicable, or in reliance upon the Prospectus or Offering Memorandum, as applicable, Statement of Additional Information or Registration Statement or any instrument or stock certificate reasonably believed by the Agent to have been genuine and signed, countersigned or executed by a person dully authorized by the Trust.

In any case in which the Agent may be asked to indemnify or hold the Trust or another party harmless, the Agent shall be advised of all pertinent facts by the Trust or other party concerning the situation in question and the Trust or other party shall use reasonable care to identify and notify the Agent promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Agent. The Agent shall have the option to defend the Trust or other party against any claim which may be the subject of indemnification hereunder. In the event that the Agent elects to defend against such claim, the defense shall be conducted by counsel chosen by the Agent and reasonably satisfactory to the Trust or other party. The Trust or other party may retain additional counsel at its expense. Except with the prior written consent of the Agent, the Trust or other party shall not confess any claim or make any compromise in any case in which the Agent will be asked to indemnify the Trust or other party. The Agent shall not, without the prior written consent of the Trust, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the Trust of an unconditional release from all liability in respect of such claim.

(c).  Survival of Indemnities.  The indemnities granted by the parties in this
Section 12 shall survive the termination of this Agreement.



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13. If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to Signature Broker-Dealer Services, Inc.

                               Very truly yours,

                                EXCELSIOR FUNDS


By:    /S/ PHILIP W. COOLIDGE
      Philip W. Coolidge

Title: PRESIDENT

Accepted and agreed to:


  UST DISTRIBUTORS, INC.
 (Name of Institution)

By:    /S/ WILLIAM B. BLUNDIN

Title: PRESIDENT

Date: 11/25/93